EXHIBIT 99.1

For more information:
Investor Relations	Media Relations
Jim DeNike	Colleen Beauregard
Corixa Corporation	Waggener Edstrom Bioscience
206.754.5716	503.443.7000
denike@corixa.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA REPORTS FIRST QUARTER FINANCIAL RESULTS

Seattle, May 12, 2003 — Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced financial results for the first quarter ended March 31, 2003.

For the first quarter of 2003, Corixa reported total revenue of $9.1 million compared with total revenue of $15.6 million for the first quarter of 2002. Net loss applicable to common stockholders for the first quarter of 2003 was $19.0 million, compared to $176.9 million for the first quarter of 2002, which included a goodwill impairment charge of $161.1 million. Diluted net loss per common share for the first quarter of 2003 was $0.38 compared with diluted net loss per common share of $4.25 for the first quarter of 2002. Excluding acquisition-related charges, such as intangible and deferred compensation amortization and the goodwill impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the first quarter of 2003 were $18.4 million and $0.37, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $14.3 million and $0.34, respectively for the first quarter of 2002.

A reconciliation of the Generally Accepted Accounting Principles (GAAP) net loss and net loss per share to the respective non-GAAP amounts, for the three months ended March 31, 2003 and 2002 is set forth at the end of this press release.

The decrease in revenue for the first quarter of 2003 compared with the prior year period was primarily due to the anticipated expiration of the funded research phases of Corixa’s vaccine development collaborative agreement with GlaxoSmithKline, the expiration of certain collaborative agreements with Japan Tobacco, Zambon and The Infectious Disease Research Institute and a decrease in reimbursement revenue from our collaborative agreement for BEXXAR therapy with GlaxoSmithKline. These decreases were partially offset by an increase in research product revenue.

As of March 31, 2003, Corixa had $101.1 million in cash, cash equivalents and investments. Corixa also continues to have access to, subject to certain conditions, a $75 million equity line of credit from BNY Capital Markets, a subsidiary of the Bank of New York. As of March 31, 2003, draws under the credit line totaled $2.6 million. Corixa expects its quarterly revenues to continue to vary as it enters into new agreements, as existing agreements expire or are terminated, as it reaches future research and development milestones, and as it receives license and research development payments under existing and new agreements.

“Although we incurred an anticipated decrease in revenue in the first quarter, the period was highlighted by progress in many areas, including closing steps toward product approval of BEXXAR® therapy, updated collaborations focused on product commercialization opportunities and further advancement and validation of key preclinical programs,” said Steven Gillis, Ph.D., chairman and chief executive officer at Corixa. “We have the necessary financial strength to continue to advance our product pipeline, including the anticipated launch of BEXXAR therapy.”

First Quarter Developments:

•	Appointment of Vaughn B. Himes, Ph.D., as Vice President, Worldwide Manufacturing;

•	Reaquisition of the North American rights to certain lung cancer vaccines from Japan Tobacco;

•	License of an antigen to Purdue Pharma, L.P. for development of monoclonal antibodies for the treatment of a female reproductive tract cancer;

•	Initiation of a Phase I clinical study with the Infectious Disease Research Institute to test the safety and tolerability of an investigational vaccine to treat or protect against various forms of human leishmaniasis; and

•	Receipt of Orphan Medicinal Product designation for BEXXAR (tositumomab and iodine I 131 tositumomab) therapy in Europe.

On Monday, May 5, 2003, Corixa and GlaxoSmithKline announced that many of the steps required for approval of BEXXAR therapy are complete. However, the U.S. Food and Drug Administration has extended its review of the BEXXAR therapy application for up to an additional three months. The three-month extension provides additional time to further refine post marketing commitments and package insert language and to ensure that they are consistent with an updated safety database requested by the FDA and submitted by Corixa in early April 2003.

And in a separate announcement issued today, Corixa announced that its partner, GlaxoSmithKline Biologicals (GSK Bio) has filed for regulatory approval of Fendrix® with the European Agency for the Evaluation of Medicinal Products (EMEA). Fendrix is a novel vaccine designed to prevent infection from Hepatitis B in high-risk groups such as pre-haemodialysis and haemodialysis patients and it includes the GSK Bio hepatitis B antigen with the addition of Corixa’s MPL® adjuvant. The Fendrix filing represents the first regulatory filing for approval of an infectious disease vaccine that contains Corixa’s proprietary MPL adjuvant.

Conference Call
 Corixa’s earnings conference call and web cast will take place on May 12, 2003 at 5:00 pm ET/2:00 pm PT. Web cast participants can sign up at the Investors page (http://www.shareholder.com/corixa/medialist.cfm) of Corixa’s web site. Individuals who are unable to participate in the conference call can access a recorded rebroadcast by going to the Investors page of Corixa’s web site or by dialing 888.203.1112 (domestic) or 719.457.0820 (international), passcode 424041. The call will be rebroadcast until midnight ET, May 19, 2003.

About Corixa
 Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials.

Corixa is currently seeking FDA approval of BEXXAR therapy, an investigational radioimmunotherapy that combines the targeting ability of a monoclonal antibody and the therapeutic potential of radiation, with patient-specific dosing. BEXXAR has been studied in patients with follicular low-grade non-Hodgkin’s lymphoma (NHL). Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at www.corixa.com.

Corixa Forward Looking Statements
 Except for the historical information presented, certain matters discussed in this press release, including statements about the anticipated commercial release of BEXXAR, are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the risk that BEXXAR is not approved for commercial sale when and as expected and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price,” described in Corixa’s Annual Report on Form 10-K for the year ended December 31, 2002, copies of which are available from Corixa’s investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Corixa Corporation

Consolidated Statement of Operations
(In thousands except per share data)

	Three months ended March 31,

	2003	2002

Revenue:
Collaborative agreements	$8,068	$15,005
Government grants and contracts	1,057	561

Total revenue	9,125	15,566
Operating expenses:
Research and development	25,219	26,814
Sales, general and administrative	3,506	5,239
Intangible asset amortization	110	110
Goodwill impairment	—	161,060

Total operating expenses	28,835	193,223
Loss from operations	(19,710)	(177,657)
Interest income	825	1,195
Interest expense	(258)	(550)
Other income	448	322

Net loss	(18,695)	(176,690)
Preferred stock dividend	(276)	(226)

Net loss applicable to common stockholders	$(18,971)	$(176,916)

Basic and diluted net loss per common share	$(0.38)	$(4.25)

Shares used in computation of basic net loss per common share	50,228	41,596

	March 31,	December 31,
	2003	2002

Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$101,130	$116,757
Working capital	27,511	55,792
Total assets	173,315	196,106
Long-term obligations less current portion	5,723	6,920
Accumulated deficit	(1,129,336)	(1,110,641)
Total stockholders’ equity	109,751	128,392

	Three months ended March 31,

	2003	2002

Non-GAAP Financial Measures:
Reconciliation of net loss to net loss excluding acquisition related charges:
Net loss applicable to common stockholders	$(18,971)	$(176,916)
Goodwill impairment	—	161,060
Intangible asset and leasehold amortization	495	495
Deferred compensation amortization	59	1,081

Net loss excluding acquisition related charges	$(18,417)	$(14,280)

Basic and diluted net loss per share excluding acquisition related charges	$(0.37)	$(0.34)

To supplement our consolidated financial statements presented on a GAAP basis, Corixa uses non-GAAP measures of net loss and net loss per share, which are adjusted to exclude certain expenses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Corixa’s underlying operational results and trends and our marketplace performance. For example, the non- GAAP results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with generally accepted accounting principles in the United States.